Ex 4.2

ADDENDUM

to the

Airgas, Inc. 401(k) Plan

This Addendum describes the provision of an “Other” box in the adoption agreement or clarifies an election in the adoption agreement.

ADOPTION AGREEMENT MODIFICATIONS:

ELIGIBILITY REQUIREMENTS

14.	ELIGIBLE EMPLOYEES (Plan Section 1.25) means all Employees (including Leased Employees) EXCEPT for the following Employees: (select all that apply below)

NOTE:	Unless otherwise specified in this Section, Elective Deferrals include Roth Elective Deferrals, after-tax voluntary Employee contributions, and Rollover Contributions; Matching includes QMACs; and Nonelective Profit Sharing includes QNECs. ADP/ACP safe harbor contributions and SIMPLE 401(k) contributions are subject to the exclusions for Elective Deferrals except as provided in Question 29.

	All		Elective		Nonelective
	Contributions		Deferrals	Matching	Profit Sharing

g. Other: Employees who are temporary or occasional employees, summer students, co-operative student, or student interns hired on an “as needed” or temporary basis shall not be eligible to participate in this Plan. A temporary or occasional employee, summer student, co-operative student or student intern is an Employee whose regularly scheduled Service is less than 1,000 Hours of Service in the relevant eligibility computation period.	1. [X]	OR	2. [ ]	3. [ ]	4. [ ]

h. Other: Employees whose employment is governed by the terms of a collective bargaining agreement between Employee representatives (within the meaning of Code Section 7701(a)(46)) and the Employer under which retirement benefits were the subject of good faith bargaining between the parties will not be eligible to participate in this Plan unless such agreement expressly provides for coverage in this Plan, in which case the extent and terms of participation shall be as set forth in the relevant collective bargaining agreement.	1. [X]	OR	2. [ ]	3. [ ]	4. [ ]

(must be definitely determinable, may not be based on age or length of service (except as provided in f. above) or level of compensation and, if using the average benefits test to satisfy Code Section 410(b) coverage testing, must be a reasonable classification)

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SERVICE

17.	RECOGNITION OF SERVICE WITH OTHER EMPLOYERS (Plan Sections 1.60 and 1.85)

OR, service with the designated employers and purposes is recognized as follows (attach an addendum to the Adoption Agreement if more than 3 employers):

Contribution
	Eligibility	Vesting	Allocation

e. [ ] Limitations: Service with a business entity of which Airgas or a Participating Employer acquires more than 80% of the equity interests or business assets shall be credited for persons who were employed by that business entity and became employees of Airgas or another Participating Employer incident to the acquisition.	[X]	[X]	[X]
(e.g., credit service with X only on/following 1/1/07 or credit all service with entities the Employer acquires after 12/31/06).

NOTE:	If the other Employer(s) maintained this qualified Plan, then Years (and/or Periods) of Service with such Employer(s) must be recognized pursuant to Plan Sections 1.60 and 1.85 regardless of any selections above.

COMPENSATION

26.	ADJUSTMENTS TO COMPENSATION. Compensation shall be adjusted by (select all that apply):

NOTE:	Elective Deferrals include Roth Elective Deferrals, Matching includes QMACs, and Nonelective Profit Sharing includes QNECs unless specified otherwise. ADP safe harbor matching contributions are subject to the provisions for Employer matching contributions.

			Nonelective	ADP
All	Elective		Profit	Safe Harbor
Contributions	Deferrals	Matching	Sharing	Nonelective
X

o. Other: Excluding (even if includible in gross income) income from exercise of stock options, receipt or vesting of restricted stock grants, exercise of stock appreciation rights or similar equity-based compensation arrangements; deferred compensation; severance pay; accrued vacation pay and accrued sick pay paid in one lump sum after termination of employment; tuition reimbursements; car allowances; moving expenses; expense reimbursements; employer contributions to the plan; the value of welfare benefits or prerequisites; or similar items.

(e.g., describe Compensation from the elections available above or a combination thereof as to a Participant group (e.g., no exclusions as to Division A Employees and exclude bonuses as to Division B Employees); and/or describe another exclusion (e.g., exclude shift differential pay)).

NOTE:	If l., m., n., or o. is selected, the definition of Compensation could violate the nondiscrimination rules.
NOTE:	If the post-severance compensation provisions of the proposed Code Section 415 regulations were used, complete Appendix A (Special Effective Dates and Other Permitted Elections).

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ADDENDUM to the Airgas, Inc. 401(k) Plan

CONTRIBUTIONS AND ALLOCATIONS

30.	EMPLOYER MATCHING CONTRIBUTIONS (Plan Section 12.1(a)(2))

NOTE:	Regardless of any selection below, if the ACP test safe harbor is being used (i.e., Question 29.c. is selected), then the Plan automatically provides that only Elective Deferrals up to 6% of Compensation are taken into account in applying the match set forth below and that the maximum discretionary matching contribution that may be made on behalf of any Participant is 4% of Compensation.

F.	Allocation Conditions. Select r. OR s. and all that apply of t., u., or v. Note: If the ACP test safe harbor provision is used (Question 29.c.), no conditions (option r. below) must be selected.

r.	[X]	No conditions. All Participants share in the allocations regardless of service completed during the Plan Year or employment status at the end of the Plan Year. (skip to next Question.)

Notwithstanding the foregoing, Participants who are covered by a collective bargaining agreement for the Teamsters 317 union are not eligible to share in the matching contribution for the Plan Year. Further, employees covered by a collective bargaining agreement shall not be eligible to share in matching contributions unless participation in matching contributions is provided for in the relevant collective bargaining agreement.

DISTRIBUTIONS

36.	FORM OF DISTRIBUTIONS (Plan Sections 6.5 and 6.6)

Distributions under the Plan may be made in (select all that apply)

c.	[X]

Partial withdrawals, provided the minimum withdrawal is $             (leave blank if no minimum).

To clarify, this distribution option only applies to disability withdrawals. Partial disability withdrawals are permitted provided that a participant qualifies for that distribution option.

40.	IN-SERVICE DISTRIBUTIONS (Plan Section 6.11)

The following special rule shall apply to a Participant whose who accrued benefit in the Merriam-Graves Corporation Deferred Savings Plan and Trust (the “M-G Plan”) is transferred directly or merged directly into this Plan. At such time as a Participant in the M-G Plan shall have either attained the age of 55 or completed an aggregate of at least seven years of participation in the M-G Plan and this Plan, the Administrator, at the election of the Participant who has not severed employment with the Employer, shall direct the Trustee to distribute all or a portion of the amount then credited to the M-G Plan accounts maintained in this Plan on behalf of such Participant, other than amounts attributable to elective contributions, qualified matching contributions or qualified non-elective contributions, all within the meaning of the regulations under section 401(k) of the Code, taken into account for purposes of the actual deferral percentage test for any year of the M-G Plan. In the event that the Administrator makes such a distribution, the Participant shall continue to be eligible to participate in the Plan on the same basis as any other Employee. Any distribution made pursuant to this Section shall be made in a manner consistent with Section 6.5, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder. The minimum amount of any such distribution shall be $1,000. Under no circumstance shall any distribution be made under this paragraph that violates the in-service distribution rules applicable to amounts taken into account as elective contributions for purposes of the actual deferral percentage test under section 401(k) of the Code.”

APPENDIX A

SPECIAL EFFECTIVE DATES AND OTHER PERMITTED ELECTIONS

B. Other Permitted Elections. Select a. or any of the following elections that apply at b. - p.:

h. [X] 411(d)(6) protected benefits (Plan Section 8.1(b)). The following are Code Section 411(d)(6) protected benefits that are preserved under this Plan:

The following special in-service withdrawals are available from the Plan’s transferred accounts:

Age 55 In-Service Withdrawal – A Participant shall be eligible to take an in-service withdrawal of the vested portion of his or her Individual Account attributable to transferred accounts from the Industrial Gas Products & Supply, Inc. Profit Sharing Plan.

(specify the protected benefits and the accrued benefits that are subject to the protected benefits).

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ADDENDUM to the Airgas, Inc. 401(k) Plan